Exhibit 99.1

CION Investment Corporation Declares Q4 2021 Regular Distribution and Full Year 2021 Special Distribution, Announces 2-to-1 Reverse Stock Split, and Share Repurchase Policy

Also adopts new distribution reinvestment plan for shareholders.

FOR IMMEDIATE RELEASE

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NEW YORK, NY (September 16, 2021) – CION Investment Corporation (“CIC”), a leading publicly registered non-traded business development company, announced that on September 15, 2021, its co-chief executive officers (i) changed the timing of declaring and paying regular distributions to shareholders from monthly to quarterly commencing with the fourth quarter of 2021; (ii) declared a regular quarterly cash distribution of $0.1324 per share for the fourth quarter of 2021; and (iii) declared a special cash distribution expected to be in the range of $0.07 to $0.10 per share for the year ending December 31, 2021. The regular quarterly cash distribution will be paid on December 8, 2021 to shareholders of record as of December 1, 2021, and the special cash distribution will be paid on December 23, 2021 to shareholders of record as of December 16, 2021.

Mark Gatto, co-Chief Executive Officer of CIC, said, “Our portfolio continues to perform solidly and deliver income for shareholders. We are pleased to announce the special distribution to be paid at the end of the year based on CIC’s investment company taxable income generated through the course of the year.”

2-to-1 Reverse Stock Split

Separately, CIC announced that, in anticipation of a potential listing of its shares of common stock on the New York Stock Exchange (the “Listing”), CIC’s board of directors (the “Board”) approved a 2-to-1 reverse split of CIC’s shares of common stock. CIC expects that the reverse stock split will become effective on or about September 21, 2021. As a result of the reverse stock split, every two shares of CIC common stock issued and outstanding will be automatically combined into one share of CIC common stock. There will be no change in the par value of $0.001 per share as a result of the reverse stock split. In addition, the reverse stock split will not modify the rights or preferences of CIC’s common stock.

Michael A. Reisner, co-Chief Executive Officer of CIC, commented, “As we continue to make progress toward a potential Listing, we believe a reverse stock split will broaden the range of potential investors for our common stock, thereby potentially improving the trading and liquidity of shares to the benefit of all shareholders.”

CIC will further announce details regarding the results of the reverse stock split, including the commensurate adjustments to the forthcoming regular and special distribution per share amounts announced in this press release, following effectiveness of the reverse stock split.

Share Repurchase Policy

CIC also announced that its Board approved a share repurchase policy authorizing CIC to repurchase up to $50 million of its outstanding common stock after the Listing. The number of shares repurchased and the timing, manner, price and amount of any repurchases will be determined at CIC’s discretion. The policy may be suspended or discontinued at any time and does not obligate CIC to acquire any specific number of shares of its common stock.

As part of the share repurchase policy, CIC intends to enter into a trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The 10b5-1 trading plan would permit common stock to be repurchased at a time that CIC might otherwise be precluded from doing so under insider trading laws or self-imposed trading restrictions. The 10b5-1 trading plan will be administered by an independent broker and will be subject to price, market volume and timing restrictions.

New Distribution Reinvestment Plan

Lastly, in anticipation of a potential Listing, CIC announced that its Board adopted a new distribution reinvestment plan (the “New DRP”) and terminated the existing distribution reinvestment plan. The New DRP will become effective upon the Listing and will first apply to the reinvestment of cash distributions payable during the fourth quarter of 2021. Upon the Listing, all shareholders will automatically be enrolled in the New DRP and will receive distributions as declared by CIC in additional shares of CIC common stock unless such shareholder affirmatively elects to receive an entire distribution in cash. There can be no assurance that CIC will be able to complete the Listing in any certain timeframe or at all.

With respect to cash distributions to participating shareholders under the New DRP, CIC reserves the right to either issue new shares or cause the plan administrator to purchase shares in the open market in connection with implementation of the New DRP. Unless CIC, in its sole discretion, otherwise directs the plan administrator, (A) if the per share “market price” (as defined in the New DRP) is equal to or greater than the estimated net asset value (“NAV”) per share on the payment date for the distribution, then CIC will issue shares at the greater of (i) NAV or (ii) 95% of the market price; or (B) if the market price is less than the NAV, then, in CIC’s sole discretion, (i) shares will be purchased in open market transactions for the accounts of participating shareholders to the extent practicable, or (ii) CIC will issue shares at NAV.

ABOUT CION INVESTMENT CORPORATION

CIC is a leading publicly registered non-traded business development company that currently has approximately $1.8 billion in assets. CIC focuses primarily on senior secured loans to U.S. middle-market companies. CIC is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CIC.

ABOUT CION INVESTMENTS

CION Investments is a leading manager of alternative investment solutions designed to redefine the way individual investors can build their portfolios and help meet their long-term investment goals. CION Investments currently sponsors CIC, a leading publicly registered non-traded business development company that currently manages approximately $1.8 billion in assets. CION Investments also sponsors, through CION Ares Management, LLC, CION Ares Diversified Credit Fund, a globally diversified credit interval fund with approximately $2.0 billion in total managed assets. For more information, please visit www.cioninvestments.com.

FORWARD LOOKING STATEMENTS

The information in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions, including references to assumptions, forecasts of future results, shareholder diversification, institutional research coverage and availability and access to capital. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict, such as the price at which CIC’s shares of common stock will trade on the NYSE, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  CIC undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CIC’s Current Report on Form 8-K, which CIC filed with the SEC on September 16, 2021, as well as CIC’s other reports filed with the SEC. A copy of CIC’s Current Report on Form 8-K and CIC’s other reports filed with the SEC can be found on CIC’s website at www.cioninvestments.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Alexander Cavalieri

acavalieri@cioninvestments.com

Investor Relations

Jeehae Linford

The Equity Group

jlinford@equityny.com

212-836-9615

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